Exhibit 23-c

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of AT&T Inc. of our report dated June 28, 2006 relating to the financial statements and the supplemental schedule which appears in the BellSouth Savings and Security Plan Annual Report on Form 11-K for the year ended December 31, 2005. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of AT&T Inc. of our report dated June 28, 2006 relating to the financial statements and the supplemental schedule which appears in the BellSouth Retirement Savings Plan Annual Report on Form 11-K for the year ended December 31, 2005.

By:	/s/ PricewaterhouseCoopers LLP
Pricewaterhouse Coopers LLP

Atlanta, Georgia

December 28, 2006